SEMI-MONTHLY STATUS UPDATE

MONTREAL, Canada, May 15, 2003 – Since its last status update, CINAR Corporation has continued to focus on maximizing value for all shareholders of the Company.

To achieve this, the Company continues to implement a business plan that will transform CINAR into a highly integrated family entertainment and education leader and realizing synergies between the Education and Entertainment Divisions.

The Company is actively building on its existing strengths by developing new hit shows, expanding our market focus beyond pre-school to the 6 to 11 year olds, and targeting new live action family feature films, specifically made for the growing DVD and television market.  In addition, the Company is currently evaluating opportunities to produce live shows based on CINAR’s well-known characters, an approach that has been successfully implemented by other companies and is a natural and promising extension for CINAR.

The Company has also confirmed that, while it has received no formal purchase offers, it has signed confidentiality agreements with a total of nine interested parties in Canada and the United States. As stated previously, CINAR is not actively pursuing the sales transaction process, but will hold discussions and enter into confidentiality agreements and possibly negotiations with interested parties. It will also continue to follow its vision of returning CINAR to growth and profitability, thereby creating real value for all shareholders.

CINAR Corporation is an integrated entertainment and education company involved in the development, production, post-production and worldwide distribution of non-violent, quality programming and educational products for children and families. CINAR's web site is (www.cinar.com).

For information:

Nathalie Bourque  Tel: (514) 843-2309

This release may include information that could constitute forward-looking statements made pursuant to the safe harbour provision of the Private Securities Litigation Reform Act of 1995 (U.S.). Forward-looking statements are identified by words such as “believe”, “anticipate”, “expect”, “intend”, “plan”, “will”, “may” and other similar expressions. Actual results or conditions may differ from those anticipated by these and other forward-looking statements. Such forward-looking statements are subject to a number of known or unknown risks and uncertainties.